Exhibit 99.1

CONTACT:
Joseph K. Belanoff, M.D.
Chief Executive Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com

CORCEPT THERAPEUTICS COMPLETES $25 MILLION PRIVATE EQUITY

FINANCING AND SECURES COMMITTED EQUITY FINANCING FACILITY FOR

UP TO $60 MILLION

MENLO PARK, Calif. (March 26, 2008) – Corcept Therapeutics Incorporated (NASDAQ: CORT) today confirmed that its previously announced private placement of Corcept common stock and warrants has been completed. Corcept sold approximately 8.9 million shares of its common stock at $2.77 per share, and warrants to purchase approximately 4.5 million shares of its common stock at $0.125 per warrant, resulting in gross proceeds of approximately $25.3 million.

The shares and warrants sold in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The shares and warrants were offered and sold only to accredited investors. Corcept has agreed to file a registration statement with the SEC covering the resale of the shares issued in the private placement and the shares issuable upon the exercise of the warrants.

Corcept also announced today that it has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited (Kingsbridge), a private investment group. Under the terms of the agreement, Kingsbridge has committed to provide up to $60 million of capital during the next three years through the purchase of newly-issued shares of Corcept’s common stock. The maximum number of shares that can be sold by Corcept under this agreement is approximately 9.6 million shares. Under the terms of the agreement, the determination of the exact timing and amount of any CEFF financings will be made solely by Corcept, subject to certain conditions. The actual amount of funds that can be raised under this agreement will be dependent on the number of shares actually sold under the agreement and the market value of Corcept’s stock during the pricing periods of each sale.

Certain details of the CEFF are as follows:

•

Under the terms of the agreement, Corcept has access to up to $60 million from Kingsbridge in exchange for newly-issued shares of Corcept’s common stock for a period of up to three years after the Securities and Exchange Commission declares effective the registration statement to be filed by Corcept covering the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant discussed below.

•

Corcept can access capital under the CEFF in tranches of up to 1.25% of Corcept’s market capitalization at the time of the initiation of the draw down period, or, at Corcept’s option, the lesser of (a) 2.5% of Corcept’s market capitalization at the time of the initiation of the draw down period, and (b) an alternative draw down amount as defined in the agreement; provided, however, that in no event may the maximum draw down amount exceed $10 million per tranche, subject to certain conditions.

•

Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 10%, depending on the volume weighted average price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period is determined by the higher of $1.50 or 90% of Corcept’s common stock closing price the day before the commencement of each draw down.

•	Throughout the term of the agreement, Kingsbridge has agreed that neither it, nor any of affiliates, will enter into or execute a short sale of any of Corcept’s securities.

•

Corcept is not obligated to utilize any of the $60 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on Corcept’s operating activities, automatic pricing resets or minimum market volume restrictions.

•	The agreement does not prohibit Corcept from conducting additional debt or equity financing, other than financings similar to the CEFF and other future priced securities.

•

In connection with the CEFF, Corcept issued a warrant to Kingsbridge to purchase up to 330,000 shares of common stock at an exercise price of $3.525 per share which represents a 125% premium over the average of the closing bid prices of Corcept’s common stock during the 5 trading days preceding the signing of the agreement. The warrant will become exercisable after the six month anniversary of the date of the agreement. The warrant will remain exercisable, subject to certain exceptions, until five years after the date it becomes exercisable.

The warrant issued to Kingsbridge and the shares of common stock issuable under the CEFF, and the shares issuable upon the exercise of the warrant, have not been registered under the Securities Act, or state securities laws, and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements. Corcept has agreed to file a registration statement with the SEC covering the resale of the shares issuable under the CEFF and the shares issuable upon the exercise of the warrant within 60 days of the date of the agreement.

Corcept intends to use the proceeds of these financings to conduct its new Phase 3 clinical trial evaluating CORLUX® for the treatment of the psychotic features of psychotic depression, to conduct a Phase 3 clinical trial for CORLUX for the treatment of Cushing’s Syndrome, to conduct clinical trials to further evaluate the management of weight gain induced by antipsychotic medications, to continue development of its proprietary, selective GR-II antagonists and for general corporate purposes, including working capital.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities referred to in this news release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Corcept Therapeutics Incorporated common stock under the resale registration statements referred to in this news release will be made only by means of a prospectus.

Statements made in this news release, other than statements of historical fact, are forward-looking statements. Such statements include, without limitation, the projected date for the filing of registration statements for resale of the shares referred to in this news release, the projected use of the proceeds from the financings referred to in this news release and the estimation of funds that might be raised under the CEFF. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. These and other risk factors are set forth in Corcept’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.